EXHIBIT 10.12
COMPENSATION OF NON-EMPLOYEE DIRECTORS
We pay our Chairman an annual retainer of $100,000 and our other directors an annual retainer of $25,000. We pay an additional annual retainer of $8,000 to the chairman of the Audit Committee and additional annual retainers of $4,000 to the respective Chairmen of our Compensation, Nominating and Corporate Governance, and Investment Performance Review Committees. We pay $1,500 for each board, committee, or subcommittee meeting attended (including by telephone) and reimbursed for associated travel expenses. We grant to our first-time directors, when they became directors, options to purchase 5,000 common shares at a 75% discount from the market price and, at our annual organizational board meeting, grant to all of our continuing directors options to purchase 2,000 common shares at a 75% discount from the market price. All of the options could be exercised within 30 days after the date of grant, and transfer by the director of the purchased shares is restricted while the director serves on the Board.
Directors who are also employees of the Company received no additional compensation for serving on the Board.